Exhibit 10.19

Private and Confidential

November 21, 2018

By Email

Paul Francese

28 Jamaica Court

East Haven, Connecticut 06512

paul_francese@hotmail.com

Dear Paul:

Further to our recent discussions in respect of your employment with Summer Infant (USA), Inc. (“Summer”), we are delighted to offer you the full-time position of Senior Vice President and Chief Financial Officer (“SVP/CFO”), to commence on November 27, 2018.  You will also serve as Senior Vice President/Chief Financial Officer of Summer Infant, Inc., Summer’s parent company (“Parent”).  This offer of employment letter is conditional, subject to satisfactory results of background investigation, reference checks, pre-employment alcohol and drug tests, production of documents sufficient to demonstrate identity and authorization to work, and your agreement to the terms of the Non-Competition, Non-Solicitation and Developments Agreement attached hereto and the Change in Control Plan referenced below.

Position and Responsibilities:

Your employment with Summer will commence on November 27, 2018.  Your responsibilities will include any and all duties assigned to you as SVP/CFO.  You will report directly to Mark Messner, Chief Executive Officer (“CEO”).

You agree that you shall at all times conscientiously perform all of the duties and obligations assigned to you to the best of your ability and experience and in compliance with law.  You must use your best efforts to promote the interests of Summer and to devote your full business time and energies to the business and affairs of Summer and the performance of your job duties.  You represent and warrant to Summer that your execution of this letter and the performance of your services as SVP/CFO to Summer shall not violate any obligations you may have to any former employer, person or entity, including, without limitation, any restrictive obligations that would prevent you from the performance of your services to Summer or any obligation with respect to proprietary or confidential information of any other person or entity.

Salary:

You will receive an annual base salary of $330,000.00 payable in bi-weekly (every two weeks) installments of $12,692.31 subject to applicable withholding and other lawful deductions.

Bonus:

You will be eligible to participate in Summer’s STI (short-term incentive) program beginning in 2019, with an annual bonus target of 40% (“Target”) of your base salary ($132,000) up to a maximum of 200% of Target dependent upon corporate and personal performance goals determined by the Compensation Committee of the Parent’s Board of Directors (“Compensation Committee”).

Also, upon the commencement of your employment, beginning with grants made in fiscal 2019, you are eligible to participate in the company’s LTI (Long-Term Incentive) plan.  Subject to the approval of the Compensation Committee, you will be eligible for a hiring grant of 30,000 Stock Options and 20,000 shares of Restricted Stock; such grant to be made in accordance with the company’s 2012 Incentive Compensation Plan.   Each equity award will vest in four equal annual installments on our standard schedule of 25% per year, with the first 25% being fully vested on the first anniversary of your date of hire.

The specific mix and number of shares granted in future years as part of the annual equity grant program will be determined annually in line with the Company’s equity plan(s) and at the discretion of the Board of Directors.

Performance Review and Benefits:

You will be eligible for a performance and salary review in February 2019 (prorated based upon your date of hire).  You will also be eligible for Summer’s standard employee benefits subject to plan eligibility requirements.

Summer’s current benefits include Medical benefits, Dental benefits, Vision Care (available the first of the month following your date of hire); a 401K plan and match program (following the waiting period); Long-Term Disability (after 90 days); a Healthcare Spending Account (prorated on your date of hire); generous product discounts and 20 days of Paid Time Off per year, accrued at a rate of 6.15 hours bi-weekly (includes vacation, sick and personal time).

Governing Law/At Will Employment:

Your employment with Summer shall be governed by and interpreted in accordance with the laws of the State of Rhode Island. By execution and delivery of this employment term letter, you irrevocably submit to and accept the exclusive jurisdiction of the courts in the State of Rhode Island and waive any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts.

Your employment with Summer is “at will,” in that either you or Summer has the right to terminate the employment relationship at any time, with or without cause.  This status may only be altered by written agreement, which is specific as to all material terms and is signed by an authorized officer of Summer.  The terms of this employment letter do not, and are not, intended to create either an express and/or implied contract of employment with Summer for a definitive term.

Notwithstanding the foregoing, in the event that your employment is terminated by Summer without cause or in the event that you terminate your employment with Summer for Good Reason (as hereinafter defined), then you shall be entitled to receive your base salary, then in effect, for a period of six (6) months following the termination of your employment payable in accordance with Summer’s customary payroll periods and practices and shall be less applicable taxes and withholdings (the “Severance Consideration”).  You shall not be entitled to receive the Severance Consideration in the event that i) you voluntarily leave your employment for whatever reason other than for Good Reason, ii) your employment is terminated for Cause (as hereinafter defined), or iii) as the result of your death or disability (as hereinafter defined).

You acknowledge that Summer’s obligation to pay to you the Severance Consideration shall be conditioned upon you executing a General Release and Termination Agreement in favor of Summer.

“Cause” means the occurrence of one or more of the following: i) your willful and continued failure to substantially perform your services for Summer, which failure continues for a period of at least thirty (30) days after written demand for substantial performance has been delivered by Summer to you which identifies the manner in which you have failed to substantially perform your services; ii) your willful conduct which constitutes misconduct and is materially and demonstrably injurious to Summer, as determined in good faith by a vote of at least two-thirds of the non-Executive directors of the Board at a meeting of the Board at which you are provided an opportunity to be heard; iii) your being convicted of, or pleading nolo contendere to a felony; or iv) your being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud.

“Disability” means that you have bene unable to perform the services as a result of your incapacity due to physical or mental illness, and such inability, at least four (4) weeks after its commencement, is determined to be total and permanent by a physician selected by Summer or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be affected after at least thirty (30) days’ written notice by Summer of its intention to terminate your employment.  In the event that you resume the performance of substantially all of the services hereunder before the termination of your employment becomes effective, the notice of intent to terminate shall be automatically deemed to be revoked.

“Good Reason” means i) the material diminution in your authority, duties or responsibilities; ii) a material diminution in your annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Summer’s compensation levels and in amounts commensurate with the percentage diminution of other Summer employees of comparable seniority and responsibility; or iii) If applicable, any other action or inaction which constitutes a material breach by Summer of an agreement with you pursuant to which you provide services to Summer.

No violation described in clauses i) through iii) above shall constitute Good Reason unless you have given written notice to Summer specifying the applicable clause and related facts giving rise to such violation within ninety (90) days after the occurrence of such violation and Summer has not remedied such violation to your reasonable satisfaction within thirty (30) day of its receipt of such notice.

In addition, you will be entitled to certain payments if you are terminated in connection with a change of control of Parent pursuant to the terms of Summer Infant, Inc.’s Change of Control Plan (the “CIC Plan”).  As a condition to your employment you will be required to execute and deliver a notification indicating your acceptance to the terms of the CIC Plan on the commencement date of your employment.

Employment Documentation:

Your employment with Summer is contingent upon your submission of satisfactory proof of your identity and legal authorization to work in the United States as well as completion of all employment related forms and agreements required by Summer.  If you fail to provide satisfactory documentation, federal law may prohibit Summer from hiring you.

Expense Reimbursement:

Summer will reimburse you for your reasonable travel and business expenses in accordance with Summer’s expense reimbursement policy, a copy of which is attached hereto.  Further, Summer will reimburse you for certain living expenses incurred during your first month of employment (consisting of moving costs, hotel expenses, meals and mileage) up to $8,000 upon presentation of appropriate receipts.

Employment Manual:

During your employment with Summer, you will be required to abide by Summer’s code of conduct, policies and procedures as set forth in Summer’s employee manual or as otherwise communicated to you in writing.

SEC Compliance:

For purposes of Securities and Exchange Commission (“SEC”) reporting, you will be deemed an “executive officer” and are subject to the rules and requirements of Section 16 of the Securities Exchange Act of 1934.  You understand and agree that you will keep the terms and conditions of your employment confidential until such time as your employment is publicly disclosed by Parent as required by applicable SEC rules and regulations.

Return of Employment Term Letter:

We are excited about this opportunity to work with you to build the Summer brand and business.  To accept this offer, please sign and date this page, keep a copy for your records, and return a copy to me.  Please also sign and date the attached agreements and return the signed agreements to my attention.  We are extremely confident that your employment with us will prove mutually beneficial and we look forward to having you join our winning team!

Very truly yours,

Summer Infant (USA), Inc.

By:	/s/ Mark Messner

Name: Mark Messner, President & CEO

I accept your offer of employment as set forth in this employment term letter.  I understand that my employment is “at will” and that either you or I can terminate my employment at any time, for any reason.  No oral commitments have been made concerning my employment.

Paul Francese	/s/ Paul Francese
Employee Name (please print)	Employee Signature

Nov. 25, 2018
Date

Non-Competition, Non-Solicitation and Developments Agreement